Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-216074 on Form F-4/A (the “Registration Statement”) of Fairfax Financial Holdings Limited (the “Company”) of our report to the shareholders dated March 10, 2017 relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting as at December 31, 2016, which is incorporated by reference in Fairfax Financial Holdings Limited’s Annual Report on Form 40-F for the year ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

April 7, 2017